UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 9, 2010 (February 3, 2010)

Date of Report (Date of earliest event reported)

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Madison Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Howard C. Naphtali Separation Agreement

On February 3, 2010, Investment Technology Group, Inc. (the “Company”) and Howard C. Naphtali entered into (i) a separation agreement (the “Separation Agreement”) pursuant to which they mutually agreed that, effective February 3, 2010 (the “Separation Date”), Mr. Naphtali resigned from all of his positions with the Company and its subsidiaries, including as Chief Financial Officer and a member of the applicable boards of directors of the Company’s subsidiaries on which Mr. Naphtali served and (ii) a transition services agreement (the “Transition Services Agreement”) pursuant to which Mr. Naphtali will provide, as a temporary employee of the Company, short-term transition services to the Company from February 4, 2010 until May 3, 2010 (the “Transition Services Agreement Termination Date”).  For the services provided under the Transition Services Agreement, the Company will pay Mr. Naphtali a salary based on an annualized amount of $500,000.

In consideration for Mr. Naphtali’s execution and non-revocation of the Separation Agreement and agreement to certain restrictive covenants described below, the Company will pay Mr. Naphtali the “Separation Payment and Benefits” set forth below.

Separation Payment and Benefits.  Pursuant to the Separation Agreement, Mr. Naphtali will receive (i) a lump sum payment of One Million Four Hundred Thirty Thousand Dollars ($1,430,000) and (ii) Two Million One Hundred Five Thousand Nine Hundred Nineteen Dollars ($2,105,919) to be paid in installments over the 11-month period following the Separation Date.  If Mr. Naphtali timely elects COBRA continuation coverage, Mr. Naphtali will continue to be covered under the Company’s group health plan at the Company’s sole expense until the earlier of the expiration of the twelve (12) month period following the Separation Date and the date on which Mr. Naphtali becomes eligible for healthcare coverage through subsequent employment.

All outstanding stock options held by Mr. Naphtali that are not vested and exercisable (to the extent applicable) as of the Transition Services Agreement Termination Date will be forfeited and automatically terminated on the Transition Services Agreement Termination Date.  All stock options that are vested as of the Transition Services Agreement Termination Date will remain exercisable for 60 days.  All outstanding stock unit awards under the Company’s Amended and Restated Stock Unit Award Program Subplan (the “SUA Program”) that are not already vested as of the Transition Services Agreement Termination Date will automatically vest pursuant to the retirement provisions of the SUA Program.  Such awards, together with shares subject to stock unit awards granted to Mr. Naphtali under the SUA Program that are vested as of the Transition Services Agreement Termination Date, will be issued to Mr. Naphtali in accordance with the terms of the SUA Program.  Last, all outstanding stock unit awards under the Company’s Equity Deferral Award Program Subplan (the “EDA Subplan”) that are not already vested as of the Transition Services Agreement Termination Date will continue to vest as if Mr. Naphtali continued in employment with the Company on each applicable vesting date and will be issued to Mr. Naphtali in accordance with the terms of the EDA Subplan.

Restrictive Covenants.  The Separation Agreement provides that, in addition to Mr. Naphtali being bound by the Company’s standard confidentiality and invention assignment covenants, Mr. Naphtali cannot (i) engage or participate in any business, entity or endeavor for the 3-month period following the Separation Date, (ii) engage, participate or be interested in any business, entity or endeavor with certain competitors for the 12-month period following the Separation Date, or (iii) during the period of time from the Transition Services Agreement Termination Date to the date on which all stock unit awards under the EDA Subplan are issued, solicit or hire any employee, contractor or consultant of the Company or any of its direct or indirect subsidiaries except that this prohibition shall not apply to any former employee who was involuntarily terminated by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Dated: February 9, 2010	By:	/s/ P. Mats Goebels
P. Mats Goebels
Managing Director, General Counsel and Duly Authorized Signatory of Registrant